Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA REPORTS SECOND QUARTER 2004 RESULTS

•	Second-quarter operating earnings of $1.77 per share, $1.70 per share excluding reserve development, compared with Thompson/First Call mean of $1.66, a 34 percent increase over the prior-year quarter

•	Second-quarter net income of $1.79 per share, a 106 percent increase

•	Second-quarter medical membership increase of 95,000 to more than 13.4 million

•	Full-year 2004 operating earnings per share guidance raised to $6.75 to $6.85 from earlier range of $6.60 to $6.75

HARTFORD, Conn., July 29, 2004 - Aetna (NYSE: AET) today announced second-quarter operating earnings of $1.77 per share. Operating earnings, excluding reserve development, were $1.70 per share, an increase of 34 percent compared to the prior year. This increase primarily reflects growth in revenues from increased fees and premiums and higher membership levels, along with reduced operating expenses. Operating earnings exclude net realized capital gains and other items.1

Net income for the quarter was $1.79 per share compared to $0.87 in the prior-year quarter. The previously announced $740 million tax refund will be recorded in the third quarter and, therefore, did not affect net income in the second quarter.

“These results demonstrate our continued success in the marketplace, which has resulted in further membership gains and top-line growth,” said John W. Rowe, M.D., chairman and CEO. “Our second-quarter membership growth represents both higher customer sales and increased retention, and brings our year-to-date net membership increase to 437,000, a 3.4 percent increase.

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“As we continue to grow the top line, both in premium and fee income, we are also achieving increased operating efficiencies. This combination has led to an expanded operating margin for the second quarter of 2004 compared to the second quarter of 2003. Given these strong results, we are increasing our full-year operating earnings guidance to $6.75 to $6.85 per share from our prior range of $6.60 to $6.75 per share.2

“Also, we remain committed to our capital deployment objectives, particularly share buybacks, and the recently announced $740 million tax refund will further add to our existing strong capital position.”

Quarterly Financial Results at a Glance

Three Months Ended

	June 30, 2004	June 30, 2003	Change
Total revenues	$4.9 billion	$4.5 billion	9%

Operating earnings*	$282.6 million	$203.9 million	39%

Net income	$286.3 million	$138.4 million	107%

Per share results:
Operating earnings*	$1.77	$1.28
Reserve development **	(0.07)	(0.01)

Operating earnings, excluding development*	$1.70	$1.27	34%

Income from continuing operations	$1.79	$0.87

Net income	$1.79	$0.87	106%

*	For full description of operating earnings and per share operating earnings, refer to footnote 1 at end of press release.

**	Reserve development includes favorable development of prior-period health care cost estimates in Health Care of $18 million, after tax, in 2004 ($2 million, after tax, in 2003), and unfavorable prior-period mortality development in Group Insurance of $7 million, after tax, in 2004.

“Our marketplace strategy continues to place a strong emphasis on innovation,” said Ronald A. Williams, president. “During the quarter we announced the expansion of our AexcelSM quality-based network to a total of nine markets. Our membership growth is predominantly in fully insured products resulting from momentum in our Middle Market business and rollout of new initiatives in our Consumer markets business, as we continue to strive to provide our members and their employers new product choices. In addition, we

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believe the release of our recent Aetna HealthFund® study clearly outlines the positive effects of consumerism and validates Aetna’s decision to be a leader in this important market category.”

Health Care results

Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•	Operating earnings of $264.0 million in the second quarter of 2004, compared with $175.7 million in the second quarter of 2003. Excluding favorable development of approximately $18 million, after tax, in the second quarter of 2004 and $2 million, after tax, in the second quarter of 2003, operating earnings increased 42 percent to $246.0 million in the second quarter of 2004, from $173.7 million in the second quarter of 2003. This increase was due to higher revenue from increased fees and premiums and higher medical membership, along with a decrease in operating expenses.

•	Net income of $262.6 million in the second quarter of 2004, compared with $106.0 million in the second quarter of 2003.

•	A Commercial Risk Medical Cost Ratio (MCR) of 79.1 percent in the second quarter of 2004, compared with 77.3 percent in the second quarter of 2003, excluding favorable reserve development in both periods. Consistent with our expectation for 2004 and prior guidance, the MCR increased in the second quarter from the seasonally low first quarter level. It is anticipated that the MCR will be essentially flat with the second quarter level for the balance of 2004. Including development, the Commercial Risk MCR was 78.3 percent in the second quarter of 2004 and 77.0 percent in the second quarter of 2003.

•	A Medicare MCR of 86.8 percent in the second quarter of 2004, compared with 87.2 percent in the second quarter of 2003, excluding reserve development in both periods. Including development, the Medicare MCR was 85.6 percent in the second quarter of 2004, compared with 89.8 percent in the second quarter of 2003.

•	Total medical membership of approximately 13.4 million at June 30, 2004, compared with 13.3 million at March 31, 2004, an increase of 95,000 members. Second quarter dental membership increased by 214,000 and pharmacy membership increased by 91,000 from March 31, 2004.

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•	Total revenues in the second quarter of 2004 increased 11 percent to $4.2 billion from $3.8 billion in the second quarter of 2003.

Group Insurance results

Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $27.2 million in the second quarter of 2004, compared with $35.4 million in the second quarter of 2003. Operating earnings in the second quarter of 2004 reflect unfavorable prior-period mortality development of $7 million, after tax, primarily related to the first quarter 2004, in term life insurance products. This mortality experience is consistent with first quarter national data and has subsequently returned to expected levels. Excluding this unfavorable development, operating earnings were $34.2 million and reflect a higher overall benefit cost ratio and lower net investment income, offset in part by lower expense levels.

•	Net income of $29.5 million in the second quarter of 2004, compared with $36.5 million in the second quarter of 2003.

•	Total revenues in the second quarter of 2004 of $463.7 million, compared with $459.5 million in the second quarter of 2003.

Large Case Pensions results

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:

•	Operating earnings of $7.9 million in the second quarter of 2004, compared with $9.4 million in the second quarter of 2003. Results were lower primarily due to lower investment income, consistent with the continued decline in underlying liabilities, in keeping with the run-off nature of the business.

•	Net income of $10.7 million in the second quarter of 2004, compared with $12.5 million in the second quarter of 2003.

Total company results

•	Total Revenues. Revenues were $4.9 billion in the second quarter of 2004, an increase of 9.2 percent from $4.5 billion in the second quarter of 2003. The growth in revenue

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reflects premium and fee rate increases and a higher level of membership, which resulted in an increase of 10.3 percent in premiums and 9.8 percent in fees.

•	Total Operating Expenses. Total operating expenses, which include selling and general and administrative expenses, were $979.3 million in the second quarter of 2004, $30.4 million less than in the second quarter of 2003. General and administrative expenses declined by $58.6 million due to ongoing expense initiatives, partially offset by $28.2 million of increased selling expenses associated with membership growth. Operating expenses for the second quarter of 2003 exclude the physician class action settlement of $115.4 million, pretax. Including the settlement, expenses were $1.1 billion.

•	Corporate Interest expense was $16.5 million, after tax, in the second quarter of 2004, compared with $16.6 million in the second quarter of 2003.

•	Net Income. Aetna reported net income of $286.3 million in the second quarter of 2004, compared with $138.4 million in the second quarter of 2003.

•	Pretax operating margin[3], excluding development, improved to 9.5 percent in the second quarter of 2004 from 8.1 percent in the second quarter of 2003. The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 5.9 percent in the second quarter of 2004, compared with 3.1 percent in the second quarter of 2003.

A live audio webcast of the second-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Internet Investor Information link at www.aetna.com. Financial, statistical and other information related to the conference call, including additional GAAP reconciliations, will be available on Aetna’s Investor Information site.

The conference call also can be accessed by dialing 800-818-5264, or 913-981-4910 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international

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callers. The replay access code is 737430. Telephone replays will be available from 11:30 a.m. ET on July 29 until midnight ET on August 6.

As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 13.4 million medical members, 11.4 million dental members, 8.1 million pharmacy members and 12.6 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 633,000 health care professionals, including over 377,000 primary care and specialist doctors and 3,866 hospitals. For more information, please visit www.aetna.com. (Figures as of June 30, 2004)

[1]	Operating earnings exclude an other item and net realized capital gains and losses from income from continuing operations. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:

•	Realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the company’s business operations.

•	Settlement of the physician class action lawsuit of approximately $75 million, after tax ($115.4 million pretax), included as the other item by the company for second quarter 2003, represents an estimate of 2003 net settlement costs of significant litigation. Management believes this settlement was not in the ordinary course of business and its impact does not reflect underlying 2003 business performance.

The company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior period health care cost estimates on current period results of operations, at each financial statement date. The company also re-examines previously estimated group insurance unpaid claims based on recent experience and other facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period, current and future benefits on current period results of operations, at each financial statement date. The company believes excluding reserve development better reflects the underlying current-period health care costs and current and future benefits.

For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 8 to 12 of this release.

[2]	Projected operating earnings per share for full year 2004 exclude $20.7 million of net realized capital gains for the six months ended June 30, 2004 and any future net realized capital gains or losses. The company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected full-year 2004 operating earnings to projected income from continuing operations. The projected operating earnings per share for full year 2004 also exclude approximately $27 million, after tax, of favorable development of prior-period health care cost estimates for the first quarter of 2004 and approximately $18 million, after tax, of favorable development of prior-period health care cost estimates and approximately $7 million, after tax, of unfavorable prior-period mortality development for the second quarter of 2004. Projected operating earnings per share for full year 2004 assumes 160 million weighted average diluted shares outstanding.

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[3]	In order to provide useful information regarding profitability of the company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 11 of this release.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to earnings for the full year and medical cost ratio for the remainder of the year. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s new operating model to a projected growing membership base; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome, including any negotiated resolution, of various litigation and regulatory matters, including ongoing reviews of business practices by various regulatory agencies. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2003 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2003 Annual Report on Form 10-K and Aetna’s 2004 second quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenue:
Health care premiums	$3,648.0	$3,276.1	$7,205.8	$6,545.1
Other premiums	434.4	424.4	877.1	842.0
Administrative services contract fees	517.2	471.2	1,029.4	946.7
Net investment income	260.2	273.3	531.7	549.3
Other income	9.4	6.4	20.4	13.1
Net realized capital gains	5.8	14.6	31.9	36.3

Total revenue	4,875.0	4,466.0	9,696.3	8,932.5
Benefits and expenses:
Health care costs (1)	2,875.1	2,553.4	5,616.9	4,921.3
Current and future benefits (2)	535.0	525.9	1,082.0	1,053.5
Operating expenses:
Selling expenses	169.5	141.3	333.1	287.2
General and administrative expenses (3)	809.8	983.8	1,629.9	1,858.3

Total operating expenses	979.3	1,125.1	1,963.0	2,145.5
Interest expense	25.2	25.5	50.7	51.4
Amortization of other acquired intangible assets	12.7	12.7	25.4	25.4

Total benefits and expenses	4,427.3	4,242.6	8,738.0	8,197.1

Income from continuing operations before income taxes	447.7	223.4	958.3	735.4
Income taxes	161.4	85.0	346.2	267.0

Income from continuing operations	286.3	138.4	612.1	468.4
Income from discontinued operations, net of tax (4)	—	—	40.0	—

Net income	$286.3	$138.4	$652.1	$468.4

Shareholders’ equity			$8,308.2	$7,697.1

(1)	The three months ended June 30, 2004 and June 30, 2003 include favorable development of prior-period health care cost estimates of approximately $29 million pretax (approximately $18 million after tax) and approximately $3 million pretax (approximately $2 million after tax), respectively, in the Health Care segment.
(2)	The three months ended June 30, 2004 include unfavorable prior-period mortality development of approximately $10 million pretax (approximately $7 million after tax) in the Group Insurance segment.
(3)	The three and six months ended June 30, 2003 include $115.4 million pretax for the physician class action settlement.
(4)	Income from discontinued operations of approximately $40 million for the six months ended June 30, 2004 reflects the completion of certain Internal Revenue Service audits associated with business previously sold (former Aetna).

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Summary of Results
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Operating earnings, excluding other item and net favorable development	$271.6	$201.9
Favorable development of prior-period health care cost estimates	18.0	2.0
Unfavorable prior-period mortality development	(7.0)	—

Operating earnings, excluding other item	282.6	203.9	$591.4	$519.8
Physician class action settlement	—	(75.0)	—	(75.0)

Operating earnings, including other item	282.6	128.9	591.4	444.8
Net realized capital gains	3.7	9.5	20.7	23.6

Income from continuing operations (GAAP measure)	286.3	138.4	612.1	468.4
Income from discontinued operations (1)	—	—	40.0	—

Net income (GAAP measure)	$286.3	$138.4	$652.1	$468.4

Weighted average common shares — basic	153,175,295	153,180,761	153,551,488	152,085,422

Weighted average common shares — diluted	159,969,563	159,626,738	159,973,706	157,154,652

Summary of Results Per Common Share
Operating earnings, excluding other item and net favorable development	$1.70	$1.27
Favorable development of prior-period health care cost estimates	.11	.01
Unfavorable prior-period mortality development	(.04)	—

Operating earnings, excluding other item	$1.77	1.28	$3.70	$3.31
Physician class action settlement	—	(.47)	—	(.48)

Operating earnings, including other item	1.77	.81	3.70	2.83
Net realized capital gains	.02	.06	.13	.15

Income from continuing operations (GAAP measure)	1.79	.87	3.83	2.98
Income from discontinued operations (1)	—	—	.25	—

Net income (GAAP measure)	$1.79	$.87	$4.08	$2.98

Shareholders’ equity (2)			$54.10	$50.02

(1)	Income from discontinued operations of approximately $40 million for the six months ended June 30, 2004 reflects the completion of certain Internal Revenue Service audits associated with businesses previously sold (former Aetna).
(2)	Actual common shares outstanding were 153.6 million at June 30, 2004 and 153.9 million at June 30, 2003.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Health Care:
Total revenue	$4,226.1	$3,808.0	$8,372.9	$7,622.8

Selling expenses	$153.8	$125.7	$302.6	$258.8
General and administrative expenses	769.1	824.5	1,544.5	1,653.9

Operating expenses, excluding physician class action settlement	922.9	950.2	1,847.1	1,912.7
Physician class action settlement	—	115.4	—	115.4

Total operating expenses (GAAP measure)	$922.9	$1,065.6	$1,847.1	$2,028.1

Operating earnings, excluding other item and favorable development	$246.0	$173.7
Favorable development of prior-period health care cost estimates	18.0	2.0

Operating earnings, excluding other item	264.0	175.7	$552.4	$469.0
Physician class action settlement	—	(75.0)	—	(75.0)

Operating earnings, including other item	264.0	100.7	552.4	394.0
Net realized capital gains (losses)	(1.4)	5.3	5.7	13.9

Net income (GAAP measure)	$262.6	$106.0	$558.1	$407.9

Group Insurance:
Total revenue	$463.7	$459.5	$948.6	$916.9

Selling expenses	$15.7	$15.6	$30.5	$28.4
General and administrative expenses	35.7	39.3	75.4	79.3

Total operating expenses	$51.4	$54.9	$105.9	$107.7

Operating earnings, excluding unfavorable development	$34.2	$35.4
Unfavorable prior-period mortality development	(7.0)	—

Operating earnings	27.2	35.4	$58.0	$68.0
Net realized capital gains	2.3	1.1	10.2	3.6

Net income (GAAP measure)	$29.5	$36.5	$68.2	$71.6

Large Case Pensions:
Total revenue	$185.2	$198.5	$374.8	$392.8

Operating earnings	$7.9	$9.4	$14.0	$16.2
Net realized capital gains	2.8	3.1	4.8	6.1

Net income (GAAP measure)	$10.7	$12.5	$18.8	$22.3

Corporate Interest:
Interest expense, net of tax	$16.5	$16.6	$33.0	$33.4

Total Company:
Total revenue	$4,875.0	$4,466.0	$9,696.3	$8,932.5

Selling expenses	$169.5	$141.3	$333.1	$287.2
General and administrative expenses	809.8	868.4	1,629.9	1,742.9

Operating expenses, excluding physician class action settlement	979.3	1,009.7	1,963.0	2,030.1
Physician class action settlement	—	115.4	—	115.4

Total operating expenses (GAAP measure)	$979.3	$1,125.1	$1,963.0	$2,145.5

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	June 30,	June 30,	December 31,	March 31,
	2004	2003	2003	2004
Medical Membership:
Commercial	13,229	12,803	12,783	13,136
Medicare	100	108	105	102
Medicaid	110	116	114	106

Total Medical Membership	13,439	13,027	13,002	13,344

Dental Membership	11,428	11,293	10,942	11,214

Pharmacy Membership (1)	8,148	7,382	7,521	8,057

Group Insurance Membership	12,594	11,698	12,288	12,394

Aetna HealthFund® (2)	197	40	44	183

Operating Margins
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets, other item and net favorable development (A)	$460.8	$359.4
Favorable development of prior-period health care cost estimates	29.0	3.0
Unfavorable prior-period mortality development	(10.0)	—

Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and other item (B)	479.8	362.4	$1,002.5	$891.3
Interest expense	(25.2)	(25.5)	(50.7)	(51.4)
Amortization of other acquired intangible assets	(12.7)	(12.7)	(25.4)	(25.4)
Physician class action settlement	—	(115.4)	—	(115.4)
Net realized capital gains	5.8	14.6	31.9	36.3

Income from continuing operations before income taxes (C) (GAAP measure)	$447.7	$223.4	$958.3	$735.4

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets, other item and net favorable development (D)	$296.3	$226.8
Favorable development of prior-period health care cost estimates, net of tax	18.0	2.0
Unfavorable prior-period mortality development, net of tax	(7.0)	—

Operating earnings, excluding interest expense, amortization of other acquired intangible assets and other item (E)	307.3	228.8	$640.9	$569.7
Interest expense, net of tax	(16.5)	(16.6)	(33.0)	(33.4)
Amortization of other acquired intangible assets, net of tax	(8.2)	(8.3)	(16.5)	(16.5)
Physician class action settlement, net of tax	—	(75.0)	—	(75.0)
Net realized capital gains, net of tax	3.7	9.5	20.7	23.6

Income from continuing operations (F) (GAAP measure)	$286.3	$138.4	$612.1	$468.4

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$4,869.2	$4,451.4	$9,664.4	$8,896.2
Net realized capital gains	5.8	14.6	31.9	36.3

Total revenue (H) (GAAP measure)	$4,875.0	$4,466.0	$9,696.3	$8,932.5

Total Company Operating Margins:
Pretax operating margin (B)/(G)	9.9%	8.1%	10.4%	10.0%
Pretax operating margin — Adjusted (A)/(G)	9.5%	8.1%
Pretax operating margin (C)/(H) (GAAP measure)	9.2%	5.0%	9.9%	8.2%
After-tax operating margin (E)/(G)	6.3%	5.1%	6.6%	6.4%
After-tax operating margin — Adjusted (D)/(G)	6.1%	5.1%
After-tax operating margin (F)/(H) (GAAP measure)	5.9%	3.1%	6.3%	5.2%

(1)	Pharmacy membership includes 7,743; 7,248; 7,244 and 7,693 thousand members receiving pharmacy benefit management services and 405; 134; 277 and 364 thousand members who purchased medications through Aetna’s mail order pharmacy during the quarterly period at June 30, 2004; June 30, 2003; December 31, 2003 and March 31, 2004, respectively.
(2)	Represents Aetna’s Commercial members in consumer-directed health plan products.

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Health Care Medical Cost Ratios (1)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Health Care Premiums:
Health Care Risk (A)	$3,648.0	$3,276.1	$7,205.8	$6,545.1
Commercial Risk (B)	$3,411.0	$3,044.6	$6,737.2	$6,089.8
Medicare (C)	$237.0	$231.5	$468.6	$455.3
Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$2,875.1	$2,553.4	$5,616.9	$4,921.3
Favorable development of prior-period health care cost estimates	29.0	3.0

Health care costs — Adjusted (E)	$2,904.1	$2,556.4

Commercial Risk
Health care costs (F) (GAAP measure)	$2,672.1	$2,345.5	$5,218.4	$4,536.8
Favorable development of prior-period health care cost estimates	26.0	9.0

Health care costs — Adjusted (G)	$2,698.1	$2,354.5

Medicare
Health care costs (H) (GAAP measure)	$202.8	$207.9	$398.4	$384.8
Favorable (unfavorable) development of prior-period health care cost estimates	3.0	(6.0)

Health care costs — Adjusted (I)	$205.8	$201.9

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	78.8%	77.9%	77.9%	75.2%
Health Care Risk — Adjusted (E)/(A)	79.6%	78.0%
Commercial Risk (F)/(B) (GAAP measure)	78.3%	77.0%	77.5%	74.5%
Commercial Risk — Adjusted (G)/(B)	79.1%	77.3%
Medicare (H)/(C) (GAAP measure)	85.6%	89.8%	85.0%	84.5%
Medicare — Adjusted (I)/(C)	86.8%	87.2%

(1)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.